Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Skywolf Wind Turbine Corporation:

We consent to the inclusion in the foregoing Form S-1 of our report dated May 15, 2017 relating to our audits of the balance sheets of Skywolf Wind Turbine Corporation (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the years then ended. Our report dated May 15, 2017, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

s/Anton & Chia, LLP
Newport Beach, California
May 15, 2017